                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1) *


                             Stearns & Lehman, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Shares, No Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   857890 10 7
                           --------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G

 CUSIP NO. 857890-10-7                                                                 PAGE 2 OF 5 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |         SALLY A. STEARNS                                                                          |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                             ----- |
|     |                                                                                         (b) [ X ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |         OHIO                                                                                      |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |       681,916                                                   |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |       -0-                                                       |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                                                                 |
|                               |       |       681,916                                                   |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |       -0-                                                       |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |         681,916                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                                    |
|     | SHARES*                                                                                     [   ] |
|     |         Not Applicable                                                                      ----- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                                |
|     |                                                                                                   |
|     |         20.7                                                                                      |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |         IN                                                                                        |
-----------------------------------------------------------------------------------------------------------

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Item 1(a).        Name of Issuer.
---------------------------------

                  Stearns & Lehman, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices.
------------------------------------------------------------------

                  30 Paragon Parkway
                  Mansfield, Ohio  44903

Item 2(a).        Name of Person Filing.
----------------------------------------

                  Sally A. Stearns

Item 2(b). Address of Principal Business Office or, if none, Residence of Person Filing.
-------------------------------------------------------------------

                  Stearns & Lehman, Inc.
                  30 Paragon Parkway
                  Mansfield, Ohio  44903

Item 2(c).        Citizenship of Person Filing.
-----------------------------------------------

                  Ohio

Item 2(d).        Title of Class of Securities.
-----------------------------------------------

                  Common Shares, No Par Value

Item 2(e).        CUSIP Number.
-------------------------------

                  857890 10 7

Item 3.           If this statement is filed pursuant to Rules 13d-1(b),
------------------------------------------------------------------------
                  or 13d-2(b), check whether the person filing is a:
                  --------------------------------------------------

                  (a)      [  ]   Broker or Dealer registered under
                                  Section 15 of the Act

                  (b)      [  ]   Bank as defined in Section 3(a)(6) of the Act

                  (c)      [  ]   Insurance Company as defined in
                                  Section 3(a)(19) of the Act

                  (d)      [  ]   Investment Company registered under Section 8
                                  of the Investment Company Act

                  (e)      [  ]   Investment Adviser registered under
                                  Section 203 of the Investment Advisers
                                  Act of 1940

                  (f)      [  ]   Employee Benefit Plan, Pension Fund
                                  which is subject to the provisions of the Employee Retirement Income Security Act of
                                  1974 or Endowment Fund;
                                  see ss. 240.13d-1(b)(1)(ii)(F)

                  (g)      [  ]   Parent Holding Company, in accordance with
                                  ss. 240.13d-1(b)(ii)(G)

                  (h)      [  ]   Group, in accordance with
                                  ss. 240.13d-1(b)(1)(ii)(H)

Item 4.           Ownership.
----------------------------

         (a)      Amount Beneficially Owned:  681,916 shares

         (b)      Percent of Class:  20.7%

         (c)      Number of shares as to which such person filing has:

                  (i) Sole power to vote or to direct the vote:

                                            681,916 shares

                  (ii) Shared power to vote or to direct the vote:

                                            0 shares

                  (iii) Sole power to dispose or to direct the disposition of:

                                            681,916 shares

                  (iv) Shares power to dispose or to direct the disposition of:

                                            0 shares

Item 5.           Ownership of Five Percent or Less of a Class.
---------------------------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ].

Item 6.           Ownership of More than Five Percent on Behalf of
                  Another Person.
------------------------------------------------------------------

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
----------------------------------------------------------------------------

                  Not Applicable.

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Item 8.           Identification and Classification of Members of the Group.
----------------------------------------------------------------------------

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.
-------------------------------------------------

                  Not Applicable.

Item 10.          Certificate.
------------------------------

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE
                                    ---------

                  After reasonably inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  As of December 31, 1997         By: /s/ Sally A. Stearns
                                           -------------------------------
                                            Sally A. Stearns

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